Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280921

August 5, 2024

PROSPECTUS SUPPLEMENT NO. 1

Up to 10,000,000 Ordinary Shares

This prospectus supplement amends the prospectus dated July 25, 2024 (the “Prospectus”) of Zapp Electric Vehicles Group Limited, an exempt company incorporated with limited liability under the laws of the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, and registered with the Cayman Islands Registrar of Companies under number 395443 (the “Company”), that relates to the offer and sale, from time to time, by YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”) of up to 10,000,000 ordinary shares in the share capital of the Company, par value $0.002 per share (the “Ordinary Shares”), consisting of (x) Ordinary Shares that may be issued to Yorkville from time to time after the date of the Prospectus pursuant to that certain Standby Equity Purchase Agreement, dated as of July 11, 2024 (the “Effective Date”), entered into by and between Yorkville and the Company (the “New SEPA”) and (y) Ordinary Shares (the “Commitment Shares”) that may be issued at our option to Yorkville as consideration for its irrevocable commitment to subscribe for Ordinary Shares at the Company’s direction pursuant to the New SEPA.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information set forth in the Company’s two separate current reports on Form 6-K, filed with the Securities and Exchange Commission (the “SEC”) on August 2, 2024, which are restated below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “ZAPP.” The closing price of the Ordinary Shares on Nasdaq on August 2, 2024 was $9.03 per share.

Investing in the Company’s Ordinary Shares involves risks. See “Risk Factors” beginning on page 14 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is August 5, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2024

Commission File Number: 001-41693

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Patumwan

Bangkok 10330 Thailand

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

EXPLANATORY NOTE

Notice of transfer to the Nasdaq Capital Market

On July 31, 2024, Zapp Electric Vehicles Group Limited (the “Company”) received written approval from The Nasdaq Stock Market LLC (“Nasdaq”) of the Company’s July 17th request to transfer the listing of its ordinary shares and warrants from the Nasdaq Global Market (the “Global Market”) to the Nasdaq Capital Market (the “Capital Market”). The transfer will be effective at the opening of business on August 2, 2024 without change to the Company’s current ticker symbols, “ZAPP” and “ZAPPW,” or CUSIP designations.

The Capital Market is a continuous trading market that operates in substantially the same manner as the Global Market, and the subject transfer is not expected to have any impact on trading of the Company’s securities.

Previously announced Nasdaq listing deficiencies are no longer applicable

Nasdaq also informed the Company that, as a consequence of the transfer to the Capital Market, its previous deficiency notifications to the Company dated November 7, 2023 and December 13, 2023, relating to compliance with the market value standards for continued listing on the Global Market, are moot and the matter of the Company’s prior non-compliance therewith is now closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

Date: August 2, 2024	By:	/s/ Swin Chatsuwan
	Name:	Swin Chatsuwan
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2024

Commission File Number: 001-41693

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Patumwan

Bangkok 10330 Thailand

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Press release issued by Zapp Electric Vehicles Group Limited, dated August 1, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

Date: August 2, 2024	By:	/s/ Swin Chatsuwan
	Name:	Swin Chatsuwan
	Title:	Chief Executive Officer